Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-51074) and S-3 (No. 333-51078) of Commonwealth Biotechnologies, Inc. of our report dated March 22, 2007, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Form 10-KSB.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Richmond, Virginia

March 29, 2007